                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   -----------

                                 SCHEDULE 13E-4

                          ISSUER TENDER OFFER STATEMENT
            (PURSUANT TO SECTION 13(e)(1) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934)
                              (AMENDMENT NO. 1)

                               GENZYME CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                       NEOZYME II ACQUISITION CORP.
--------------------------------------------------------------------------------
                      (NAME OF PERSON(S) FILING STATEMENT)


   CALLABLE WARRANTS TO PURCHASE TWO SHARES OF GENERAL DIVISION COMMON STOCK,
    $.01 PAR VALUE, AND 0.135 SHARE OF TISSUE REPAIR DIVISION COMMON STOCK,
                     $.01 PAR VALUE, OF GENZYME CORPORATION
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   372917 138
--------------------------------------------------------------------------------
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

     PETER WIRTH, ESQ.                                MAUREEN P. MANNING, ESQ.
     EXECUTIVE VICE PRESIDENT                         PALMER & DODGE LLP
     AND CHIEF LEGAL COUNSEL                          ONE BEACON STREET
     GENZYME CORPORATION                              BOSTON, MA 02108
     ONE KENDALL SQUARE                               (617) 573-0100
     CAMBRIDGE, MA 02139
     (617) 252-7500



--------------------------------------------------------------------------------
   (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
           AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)


                               SEPTEMBER 27, 1996
--------------------------------------------------------------------------------
     (DATE TENDER OFFER FIRST PUBLISHED, SENT OR GIVEN TO SECURITY HOLDERS)



                            CALCULATION OF FILING FEE
--------------------------------------------------------------------------------
TRANSACTION VALUATION1:  $108,675,000        AMOUNT OF FILING FEE:  $21,735
--------------------------------------------------------------------------------

/X/ CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

Amount previously paid: $21,735             Filing party: Neozyme II Acquisition Corp. and Genzyme
                        -------                           ----------------------------------------
                                                          Corporation
                                                          ----------------------------------------

Form or registration no.: Schedule 14D-1    Date filed:   September 27, 1996
                          --------------                  ----------------------------------------

1 For purposes of calculating fee only. This amount is based upon (a) 2,415,000 Units of Neozyme II Corporation (the "Units"), outstanding as of September 27, 1996 and (b) the price offered per Unit ($45.00). The amount of the filing fee, calculated in accordance with Regulation 240.0-11 under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the Units to be purchased.

        This Amendment No. 1 to Statement on Schedule 13E-4 relates to the offer by Neozyme II Acquisition Corp. (the "Purchaser"), a British Virgin Islands ("BVI") international business company and a wholly-owned subsidiary of Genzyme Corporation ("Genzyme"), a Massachusetts corporation, to purchase all of the outstanding units (the "Units"), each consisting of one share of Callable Common Stock, $1.00 par value per share, of Neozyme II Corporation (the "Company"), a BVI international business company, and a Callable Warrant to purchase two shares of General Division Common Stock, $.01 par value per share, and 0.135 of a share of Tissue Repair Division Common Stock, $.01 par value per share, of Genzyme at a purchase price of $45.00 per Unit, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 27, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, as each may be amended or supplemented, constitute the "Offer"). The Offer to Purchase and Letter of Transmittal were filed as Exhibits (a)(1) and (a)(2), respectively, to the Statement on Schedule 13E-4 originally filed with the Securities and Exchange Commission on September 27, 1996.

ITEM 9.     MATERIAL TO BE FILED AS EXHIBITS.

    (a)(1)  -  Offer to Purchase dated September 27, 1996. *

    (a)(2)  -  Letter of Transmittal. Filed as Exhibit (a)(2) to the Schedule
               14D-1 filed by Genzyme Corporation and Neozyme II Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

    (a)(3)  -  Notice of Guaranteed Delivery. Filed as Exhibit (a)(3) to the
               Schedule 14D-1 filed by Genzyme Corporation and Neozyme II Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

    (a)(4)  -  Letter from Robertson, Stephens & Company, L.P. to Brokers,
               Dealers, Banks, Trust Companies and Other Nominees. Filed as Exhibit (a)(4) to the Schedule 14D-1 filed by Genzyme Corporation and Neozyme II Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

    (a)(5)  -  Letter to Clients for Use by Brokers, Dealers, Banks, Trust
               Companies and Other Nominees. Filed as Exhibit (a)(5) to the
               Schedule 14D-1 filed by Genzyme Corporation and Neozyme II Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

    (a)(6)  -  Guidelines for Certification of Taxpayer Identification Number on
               Substitute Form W-9. Filed as Exhibit (a)(6) to the Schedule 14D-1 filed by Genzyme

               Corporation and Neozyme II Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

    (a)(7)  -  Press Release of Genzyme Corporation dated September 6, 1996.
               Filed as Exhibit G to Amendment No. 1 to the Schedule 13D filed by Genzyme Corporation on September 6, 1996 and incorporated herein by reference.

    (a)(8)  -  Press Release of Genzyme Corporation dated September 23, 1996.
               Filed as Exhibit B to Amendment No. 2 to the Schedule 13D filed by Genzyme Corporation on September 24, 1996 and incorporated herein by reference.

    (a)(9)  -  Summary Advertisement dated September 27, 1996. Filed as Exhibit
               (a)(10) to the Schedule 14D-1 filed by Genzyme Corporation and Neozyme II Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

    (a)(10) -  Press release of Genzyme Corporation dated September 27, 1996.
               Filed as Exhibit (a)(9) to the Schedule 14D-1 filed by Genzyme Corporation and Neozyme II Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

    (a)(11) -  Amendment No. 1 to Offer to Purchase dated October 28, 1996.
               Filed herewith.

    (b)     -  Not applicable.

    (c)(1)  -  Purchase Agreement dated as of September 20, 1996 by and among
               Genzyme Corporation, Neozyme II Acquisition Corp. and Neozyme II Corporation. *

    (c)(2)  -  Technology License Agreement dated April 28, 1992 between Genzyme
               Corporation and Neozyme II Corporation. Filed as Exhibit 28.7 to the Genzyme Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 and incorporated herein by reference.

    (c)(3)  -  Research and Development Agreement dated as of April 28, 1992 between Genzyme Corporation and Neozyme II Corporation. Filed as
               Exhibit 28.8 to the Genzyme Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 and incorporated herein by reference.

    (c)(4)  -  Purchase Option Agreement dated April 28, 1992 between Genzyme
               Corporation and certain other parties named therein. Filed as
               Exhibit 28.9 to the Genzyme Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 and incorporated herein by reference.

    (c)(5)  -  Administrative Agreement dated April 28, 1992 between Genzyme
               Corporation and Neozyme II Corporation. Filed as Exhibit 28.10 to the Genzyme Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 and incorporated herein by reference.

    (c)(6)  -  Series 1992 Note of Neozyme II Corporation dated April 28, 1992.
               Filed as Exhibit 28.11 to the Genzyme Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 and incorporated herein by reference.

    (c)(7)  -  Services Agreement dated April 28, 1992 between Genzyme
               Corporation and Neozyme II Corporation. Filed as Exhibit 10.5 to the Genzyme Corporation Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

    (c)(8)  -  Amendment No. 1 dated as of August 11, 1993 to Technology License
               Agreement and Research and Development Agreement between Neozyme II Corporation and Genzyme Corporation. Filed as Exhibit 10.42 to the Genzyme Corporation Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

    (c)(9)  -  License and Development Agreement dated as of August 11, 1993 between Genzyme Corporation and Univax Biologics, Inc. Filed as
               Exhibit 10.19 to the Form 10-Q of Univax Biologics, Inc. for the quarter ended September 30, 1993 (File No. 0-19748) and incorporated herein by reference. Confidential treatment has been granted for the deleted portions of this Exhibit.

    (d)     -  Not applicable.

    (e)     -  Not applicable.

    (f)     -  Not applicable.

    (g)(1)  -  Audited financial statements (and related notes) for Genzyme
               Corporation, Genzyme General Division and Genzyme Tissue Repair Division as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995, and unaudited financial statements (and related notes) for Genzyme Corporation, Genzyme General Division and Genzyme Tissue Repair Division as of June 30, 1996 and for the six months ended June 30, 1995 and 1996. *

    (g)(2)  -  Pro forma financial statements (and related notes) for Genzyme
               Corporation and Genzyme General Division as of June 30, 1996 and for the year ended December 31, 1995 and for the six months
               ended June 30, 1996.                                          *

-------------------

* Previously filed.

                                    SIGNATURE



     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      NEOZYME II ACQUISITION CORP.



October 28, 1996                     By:  /s/ Peter Wirth
                                         -----------------------------------
                                          Peter Wirth, Secretary



                                       EXHIBIT INDEX

Exhibit
  No.                                       Description                                    Page No.
-------                                     -----------                                    -------

(a)(1)      -   Offer to Purchase dated September 27, 1996.                                   *

(a)(2)      -   Letter of Transmittal.  Filed as Exhibit (a)(2) to the                       --
                Schedule 14D-1 filed by Genzyme Corporation and Neozyme II
                Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

(a)(3)      -   Notice of Guaranteed Delivery.  Filed as Exhibit (a)(3) to the               --
                Schedule 14D-1 filed by Genzyme Corporation and Neozyme II
                Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

(a)(4)      -   Letter from Robertson Stephens & Company, L.P. to Brokers,                   --
                Dealers, Banks, Trust Companies and Other Nominees. Filed as
                Exhibit (a)(4) to the Schedule 14D-1 filed by Genzyme Corporation and Neozyme II Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

(a)(5)      -   Letter to Clients for Use by Brokers, Dealers, Banks, Trust                  --
                Companies and Other Nominees.  Filed as Exhibit (a)(5) to the
                Schedule 14D-1 filed by Genzyme Corporation and Neozyme II
                Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

(a)(6)      -   Guidelines for Certification of Taxpayer Identification Number on            --
                Substitute Form W-9.  Filed as Exhibit (a)(6) to the Schedule
                14D-1 filed by Genzyme Corporation and Neozyme II Acquisition
                Corp. contemporaneously herewith and incorporated herein by reference.

(a)(7)      -   Press Release of Genzyme Corporation dated September 6, 1996.                --
                Filed as Exhibit G to Amendment No. 1 to the Schedule 13D filed by Genzyme Corporation on September 6, 1996 and incorporated herein by reference.

(a)(8)      -   Press Release of Genzyme Corporation dated September 23, 1996.               --
                Filed as Exhibit B to Amendment No. 2 to the Schedule 13D filed by Genzyme Corporation on September 24, 1996 and incorporated herein by reference.



(a)(9)      -   Summary Advertisement dated September 27, 1996.  Filed as                    --
                Exhibit (a)(10) to the Schedule 14D-1 filed by Genzyme Corporation and Neozyme II Acquisition Corp. contemporaneously herewith and incorporated herein by reference.

(a)(10)         Press Release of Genzyme Corporation dated September 27, 1996.               --
                Filed as Exhibit (a)(9) to the Schedule 14D-1 filed by Genzyme
                Corporation and Neozyme II Acquisiton Corp. contemporaneously herewith and incorporated herein by reference.

(a)(11)     -   Amendment No. 1 to Offer to Purchase dated October 28, 1996.                 *
                Filed herewith.

(c)(1)      -   Purchase Agreement dated as of September 20, 1996 by and
                among Genzyme Corporation, Neozyme II Acquisition Corp. and
                Neozyme II Corporation.

(c)(2)      -   Technology License Agreement dated April 28, 1992 between                    --
                Genzyme Corporation and Neozyme II Corporation.  Filed as
                Exhibit 28.7 to the Genzyme Corporation Quarterly Report on Form
                10-Q for the quarter ended March 31, 1992 and incorporated herein by reference.

(c)(3)      -   Research and Development Agreement dated as of April 28, 1992                --
                between Genzyme Corporation and Neozyme II Corporation. Filed as
                Exhibit 28.8 to the Genzyme Corporation Quarterly Report on Form
                10-Q for the quarter ended March 31, 1992 and incorporated herein by reference.

(c)(4)      -   Purchase Option Agreement dated April 28, 1992 between Genzyme               --
                Corporation and certain other parties named therein.  Filed as
                Exhibit 28.9 to the Genzyme Corporation Quarterly Report on Form
                10-Q for the quarter ended March 31, 1992 and incorporated herein by reference.

(c)(5)      -   Administrative Agreement dated April 28, 1992 between Genzyme                --
                Corporation and Neozyme II Corporation.  Filed as Exhibit 28.10
                to the Genzyme Corporation Quarterly Report on Form 10-Q for the
                quarter ended March 31, 1992 and incorporated herein by
                reference.

(c)(6)      -   Series 1992 Note of Neozyme II Corporation dated April 28, 1992.             --
                Filed as Exhibit 28.11 to the Genzyme Corporation Quarterly
                Report on Form 10-Q for the quarter ended March 31, 1992 and incorporated herein by reference.

(c)(7)      -   Services Agreement dated April 28, 1992 between Genzyme                      --
                Corporation and Neozyme II Corporation.  Filed as Exhibit 10.5 to
                the Genzyme Corporation Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

(c)(8)      -   Amendment No. 1 dated as of August 11, 1993 to Technology License            --
                Agreement and Research and Development Agreement between Neozyme
                II Corporation and Genzyme Corporation. Filed as Exhibit 10.42 to
                the Genzyme Corporation Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

(c)(9)      -  License and Development Agreement dated as of August 11, 1993                 --
               between Genzyme Corporation and Univax Biologics, Inc. Filed as
               Exhibit 10.19 to the Form 10-Q of Univax Biologics, Inc. for the
               quarter ended September 30, 1993 (File No. 0-19748) and
               incorporated herein by reference. Confidential treatment has been granted for the deleted portions of this Exhibit.

(g)(1)  -  Audited financial statements (and related notes) for Genzyme
           Corporation, Genzyme General Division and Genzyme Tissue Repair Division as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995, and unaudited financial statements (and related notes) for Genzyme Corporation, Genzyme General Division and Genzyme Tissue Repair Division as of June 30,
           1996 and for the six months ended June 30, 1995 and 1996.           *

(g)(2)  -  Pro forma financial statements (and related notes) for Genzyme
           Corporation and Genzyme General Division as of June 30, 1996 and
           for the year ended December 31, 1995 and for the six months
           ended June 30, 1996.                                                *


---------------------

* Previously filed.